UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2020

FOOTHILLS EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55872	27-3439423
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4607 Lakeview Canyon Road, Suite 235
Westlake Village, CA 91361

(Address of principal executive offices) (Zip Code)

(800) 234-5510

(Registrant’s telephone number, including area code)

10940 Wilshire Blvd., 23rd Floor

Los Angeles, CA 90024

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events

On June 4, 2019, the Company closed on a convertible loan transaction with JSJ Investments, Inc. (“JSJ”) in the principal amount of $57,000 (the “Note”), before giving effect to certain transactional costs including legal fees yielding a net of $57,000. The maturity date for this Note was May 29, 2020 (“Maturity Date”), and is this was the date upon which the principal sum, as well as any accrued and unpaid interest, was due and payable. Interest on any unpaid principal balance of this Note accrues at the rate of 10% per annum. JSJ is entitled, at any time, after the 180th daily anniversary of the Note, to convert any or all of its principal, accrued interest and fees due pursuant to the Note into common shares of the Company by sending in a Notice of Conversion to the Company. All capitalized terms used herein shall have the same meaning as in the Note agreements. For more information on this Note, please refer to the Company’s current report filed on Form 8-K on June 10, 2019.

Pursuant to terms of the Note, the Company covenanted to JSJ to initially reserve with its transfer agent a total of 1.8 million shares of its Common Stock for conversions (the “Share Reserve”), which was subsequently increased to 50,000,000. The Company further covenanted that at all times it would reserve a minimum of eight times of the number of shares of Company Common Stock issuable upon conversion of the Note in accordance with the terms of the Note.

On April 3, 2020, the Company’s transfer agent received the 5th Notice of Conversion from JSJ, in which JSJ sought to convert $2,029.88 of the Note’s then outstanding principal balance at the Conversion Price of $0.000055 per share (45% discount to $0.0001) into 36,906,928 shares of the Company’s Common Stock. On April 3rd, the Company had 783,202,615 shares of Common Stock issued and outstanding. To date, JSJ has converted a total of $14,578.95 in principal into a total of 49,819,525 shares of the Company’s Common Stock at a weighted average price of $0.0002926 per share across four previous conversions submitted to the Company’s stock transfer agent between March 4 and March 24, 2020.

On April 3, 2020, the Company’s stock transfer agent advised JSJ that there were insufficient shares of the Company’s Common Stock available to satisfy its Notice of Conversion, as there remained only 180,475 shares in JSJ’s Share Reserve. On May 5, 2020, the Company received a Notice of Default from JSJ due to a failure to issue the shares pursuant to the 5th Notice of Conversion received. The notice details a total default amount of $210,454.62 owed for the Company’s failure to abide by the terms of the Note, including liquidated damages of $2,000 per day for the Company’s failure to deliver the shares pursuant to the April 3rd Notice of Conversion.

The Company and JSJ may or may not continue discussions concerning possible extensions of payment terms and amounts, however no assurance can be given that the Company will be able to reach agreement with JSJ. In that event, JSJ has advised the Company that JSJ intends to pursue its available legal remedies, including but not limited to litigation, to recover all amounts asserted to be owed to JSJ under the applicable loan documents.

Litigation pursued by JSJ against the Company can further erode the financial condition and materially and adversely affect operations of the Company and could result in cross-defaults with other lenders. Management is actively working with all of its debtholders to seek resolution on these matters; however, no assurances can be given that management will be able to reach agreement with any of its lenders. As a further result the foregoing the Company may be compelled to seek protection under appropriate state or federal insolvency laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2020

FOOTHILLS EXPLORATION, INC.

By:	/s/ B. P. Allaire
B. P. Allaire
Chief Executive Officer